Exhibit 10.4
July 14, 2022

Alan Braverman
c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
Consulting Services
Dear Alan:
You and the Company have agreed that, effective commencing June 2, 2002 and continuing until December 31, 2022 (the "Consulting Services Period"), you will provide the Company with such assistance as it shall reasonably request with regard to matters under your supervision during your employment (the "Consulting Services"). For the Consulting Services, the Company shall pay you a monthly fee of $40,000, which shall be paid (i) for services in June, within 10 business days of the date hereof and (ii) for services in each month after June, on the first day of the next following month. If you provide more than 20 hours of Consulting Service in any calendar month, the Company shall also pay you $2,000 per hour for each such additional hour of service. In no event shall you be expected to provide Consulting Services during the Consulting Services Period in excess of 20% of the time you spent, on average, in the performance of your duties for the Company during the 36 month period immediately preceding your retirement from employment.
Not later than the tenth business day of the immediately following calendar month, you will provide the Company a summary of the hours and a brief description of the services performed hereunder during the prior month. To the extent that any additional fees are due for additional services in any calendar month, payment shall be made to you as of the first day of the month next following timely receipt of your summary. During the Consulting Services Period, the Company shall provide you with such administrative support, including an administrative assistant, as shall be necessary or appropriate to assist you in providing the Consulting Services. The Company will also reimburse you, in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by the Company's officers, for any reasonable travel, lodging and other appropriate expenses you incur in rendering the Consulting Services.
You will not be eligible to participate in any of the Company's employee benefit plans, programs or arrangements during the Consulting Services Period and in no event shall the Consulting Services Period be considered as employment for any purposes under any such plan, program or arrangement. Notwithstanding the foregoing, (i) the Company shall afford you the same rights and protections in respect of the Consulting

Services as applied during your employment with the Company under your Indemnification Agreement with the Company and the Company agrees that any claims arising from our performance of the Consulting Services shall be treated as though an “Indemnifiable Event” under such Indemnification Agreement, (ii) you agree to be bound by the same noncompetition and confidentiality obligations to the Company as were applicable during your employment under your Employment Agreement with the Company and (iii) the Company may withhold from any payments made hereunder any amounts which it reasonably determines to be required to be withheld as a matter of applicable law.
If you agree that the foregoing sets forth our understanding regarding the provision of the Consulting Services, please sign both copies of this letter where indicated below, returning one copy to me and keeping the other for your records.

Sincerely,

/s/ Paul J. Richardson
Paul J. Richardson
Senior Executive Vice President and
Chief Human Resources Officer

AGREED AND ACCEPTED

/s/ Alan N. Braverman
Alan N. Braverman